May 29, 1997


Report to Fellow Shareholders:

     Nicholas Equity Income Fund, Inc. had a total return of zero percent for the quarter ended March 31, 1997. Net assets at March 31 were $21 million, and net asset value per share was $12.27. Returns for periods ended March 31, 1997 are shown below:

										       Average Annual Total Return*
										       ----------------------------
								       3 Months*       One Year*       Three Years*
								       --------        ---------       ------------
Nicholas Equity Income Fund, Inc.
  (Distribution reinvested)........................................   + 0.00%              + 7.83%          +12.03%
Standard & Poor's 500 Index
  (Income reinvested)..............................................   + 2.68%              +19.83%          +22.28%
Lehman Brothers Intermediate
  Corporate Bond Index.............................................   - 0.41%              + 5.00%          + 7.23%


      *Total returns are historical and include change in share price and reinvestment of dividend and capital gain distributions. Past performance is no guarantee of future results. Principal value, yield, share price and return will fluctuate so an investment, when redeemed, may be worth more or less than original cost. The Fund's average annual total return for the life of the Fund (November 23, 1993 through March 31, 1997) is +10.89%.

     The Equity Income Fund is pursuing its mission of producing a reasonable current income yield while providing the opportunity for long-term capital appreciation. As of March 31, 1997, the 30 day annualized SEC yield was 3.72%. Also at March 31, the portfolio composition was as follows: 12% of assets in cash, 12% in bonds and 76% in stocks and convertible securities. With this alignment, we expect less volatility in share price than with our growth funds.

     Thank you for your interest in Nicholas Equity Income Fund.

						Sincerely,



						/S/Albert O. Nicholas
						   ------------------
						   Albert O. Nicholas
						   President


Schedule of Investments
March 31, 1997
----------------------------------------------------------------------

 Shares or                                                       Quoted
 Principal                                                       Market
  Amount                                                          Value
-----------                                                   -------------
							       (Note 1 (a))
COMMON STOCKS - 47.81%
	       BANKS AND FINANCE - 9.62%
     50,000    Bando McGlocklin Capital Corporation             $   625,000
     10,000    First Bank System, Inc.                              730,000
     23,600    Firstar Corporation                                  649,000
								-----------
								  2,004,000
								-----------

	       CONSUMER PRODUCTS AND SERVICES - 9.98%
     40,000    Day Runner, Inc. *                                 1,015,000
      8,000    Eastman Kodak Company                                607,000
      4,000    Philip Morris Companies Inc.                         456,500
								-----------
								  2,078,500
								-----------

	       HEALTH CARE - 5.85%
      8,000    American Home Products Corporation                   480,000
     30,000    Magellan Health Services Inc. *                      738,750
								-----------
								  1,218,750
								-----------

	       INDUSTRIAL PRODUCTS - 7.64%
     14,000    General Motors Corporation -Class H                  759,500
     50,000    RPM, Inc.                                            831,250
								-----------
								  1,590,750
								-----------

	       PRINTING AND PUBLISHING - 3.29%
     28,000    American List Corporation                            686,000
								-----------

	       REAL ESTATE - 8.40%
     20,000    Meditrust                                            747,500
     27,000    National Health Investors, Inc.                    1,002,375
								-----------
								  1,749,875
								-----------

	       MISCELANEOUS - 3.03%
     30,000    Landauer, Inc.                                       630,000
								-----------

		 TOTAL COMMON STOCKS                              9,957,875
		  (cost $7,924,196)                             -----------

PREFERRED CONVERTIBLE STOCK - 3.11%
	       CONSUMER PRODUCTS AND SERVICES - 3.11%
     8,000     IKON Office Solutions, Inc.                          647,000
								-----------

		 TOTAL CONVERTIBLE PREFERRED STOCK
		  (cost $619,150)                                   647,000
								-----------

NON-CONVERTIBLE BONDS - 11.98%
	       DIVERSIFIED PRODUCTS AND SERVICES - 2.43%
   $500,000    Fort Howard Corporation
		9.00%, 2/01/06                                      505,000
								-----------

	       ENERGY - 2.44%
    500,000    Maxus Energy Corporation
		9.875%, 10/15/02                                    507,500
								-----------

	       HEALTH CARE - 4.71%
  1,000,000    Beverly Enterprises, Inc.
		9.00%, 2/15/06                                      980,000
								-----------

	       INDUSTRIAL AND CONSUMER ELECTRONICS - 2.40%
    500,000    Unisys Corporation
		9.50%, 7/15/98                                      500,000
								-----------

		 TOTAL NON-CONVERTIBLE BONDS                      2,492,500
		  (cost $2,509,624)                             -----------

CONVERTIBLE BONDS - 25.41%
	       CONSUMER PRODUCTS AND SERVICES - 3.75%
    800,000    ThermoQuest Corporation
		5.00%, 8/15/2000                                    780,000
								-----------

	       HEALTH CARE - 10.16%
  1,195,000    Emeritus Corporation
		6.25%, 1/1/06                                       966,456

  1,000,000    TENET HEALTHCARE CORPORATION
		6.00%, 12/1/05                                    1,148,750
								-----------
								  2,115,206
								-----------

	       INDUSTRIAL PRODUCTS AND SERVICES - 8.58%
    900,000    Richey Electronics, Inc.
		7.00%, 3/01/06                                      959,625
    800,000    Thermo Optek Corporation
		5.00%, 10/15/2000                                   827,000
								-----------
								  1,786,625
								-----------

	       MISCELLANEOUS - 2.92%
    600,000    Leucadia National Corporation
		5.25%, 2/1/03                                       609,000
								-----------
		 TOTAL CONVERTIBLE BONDS
		  (cost $5,305,025)                               5,290,831
								-----------

SHORT-TERM INVESTMENTS - 11.01%
	       COMMERCIAL PAPER - 9.47%
    200,000    Schreiber Foods, Incorporated
		5.45%, due April 2, 1997                            199,970
    250,000    Houston Industries Incorporated
		5.62%, due April 3, 1997                            249,922
    200,000    Tyson Foods, Incorporated
		5.70%, due April 4, 1997                            199,905
    325,000    Houston Industries Incorporated
		5.75%, due April 7, 1997                            324,689
    250,000    Mosinee Paper Corporation
		5.75%, due April 8, 1997                            249,720
    250,000    Mosinee Paper Corporation
		5.75%, due April 10, 1997                           249,641
    300,000    Manpower, Incorporated
		5.75%, due April 15, 1997                           299,329
    200,000    Fiserv, Incorporated
		5.50%, due April 16, 1997                           199,541
								-----------
								  1,972,717
								-----------

	       VARIABLE RATE DEMAND NOTES - 1.54%
    304,981    Johnson Controls, Incorporated
		5.31%, due April 1, 1997                            304,981
     16,145    Wisconsin Electric Power Company
		5.33%, due April 1, 1997                             16,145
								-----------
								    321,126
								-----------

		 TOTAL SHORT-TERM INVESTMENTS
		  (cost $2,291,225)                               2,293,843
								-----------
		 TOTAL INVESTMENTS                               20,682,049
								-----------

		CASH AND RECEIVABLES,
		NET OF LIABILITIES - 0.68%                          139,260
								-----------

		 TOTAL NET ASSETS
		  (Basis of percentages
		   disclosed above)                             $20,821,309
								-----------
								-----------







	      The accompanying notes to financial statements are an integral
			       part of this schedule.

STATEMENT OF ASSETS AND LIABILITIES
March 31, 1997
-----------------------------------------------------------------------------

ASSETS:
      Investments in securities at market value (cost $18,649,220)(Note 1 (a))...................   $20,682,049
      Dividends and interest receivables.........................................................       174,998
												  -----------
		  Total assets...................................................................    20,857,047
												    -----------

LIABILITIES:
      Payables --
	    Management fee (Note 2)..............................................................        19,273
	    Other payables and accrued expenses..................................................        16,465
												    -----------
		  Total liabilities..............................................................        35,738
												    -----------
		  Total net assets...............................................................   $20,821,309
												    -----------
												    -----------

NET ASSETS CONSIST OF:
      Fund shares issued and outstanding.........................................................   $18,108,230
      Net unrealized appreciation on investments (Note 3)........................................     2,030,211
      Accumulated undistributed net realized gains on investments................................       474,802
      Accumulated undistributed net investment income............................................       208,066
												    -----------

												    $20,821,309
												    -----------
												    -----------


NET ASSET VALUE PER SHARE ($.0001 par value, 500,000,000 shares authorized),
       offering price and redemption price ($20,821,309 / 1,696,902 shares outstanding)...........       $12.27
													 ------
													 ------


	      The accompanying notes to financial statements are an integral
				 part of this statement.

STATEMENT OF OPERATIONS
For the year ended March 31, 1997
----------------------------------------------------------------------------

INCOME:
      Interest.....................................................................................    $459,801
      Dividends (Note 1 (d)).......................................................................     456,636
												    -----------
													916,437
												    -----------

EXPENSES:
      Management fee (Note 2)......................................................................     127,803
      Registration fees............................................................................      25,814
      Legal fees...................................................................................      25,522
      Audit and tax consulting fees................................................................      15,750
      Transfer agent fees..........................................................................       8,638
      Directors' fees..............................................................................       3,600
      Insurance....................................................................................       3,098
      Postage and mailing fees.....................................................................       2,263
      Printing.....................................................................................       1,340
      Custodian fees...............................................................................         909
												    -----------
	       Total expenses before reimbursement.................................................     214,737
	       Reimbursement of expenses by adviser (Note 2).......................................      50,419
												    -----------

													164,318
												    -----------
	       Net investment income...............................................................     752,119
												    -----------
NET REALIZED GAINS ON INVESTMENTS (Note 1 (b)).....................................................     717,947


NET DECREASE IN UNREALIZED APPRECIATION ON INVESTMENTS.............................................    (113,756)
												    -----------
	       Net gain on investments.............................................................     604,191
												    -----------

	       Net increase in net assets resulting from operations................................  $1,356,310
												    -----------
												    -----------



	      The accompanying notes to financial statements are an
			integral part of this statement.

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended March 31, 1997 and 1996
-------------------------------------------------------------------

										     1997           1996
										  ----------      ---------
OPERATIONS:
    Net investment income......................................................  $   752,119     $  451,415
    Net realized gain on investments (Note 1 (b))..............................      717,947        557,867
    Net (decrease) increase in unrealized appreciation on investments..........     (113,756)     1,668,395
										 -----------     ----------
	 Net increase in net assets resulting from operations..................    1,356,310      2,677,677
										 -----------     ----------

DISTRIBUTIONS TO SHAREHOLDERS (Note 1 (d)):
    Distributions from net investment income
      ($0.4527 and $0.3370 per share, respectively)............................     (665,203)      (412,917)
    Distrbutions from net realized gains on investment transactions
      ($0.5483 per share, in fiscal year 1997).................................     (760,192)         --
										 -----------     -----------
	 Total distributions...................................................   (1,425,395)       (412,917)
										 -----------     -----------

CAPITAL SHARE TRANSACTIONS:
    Proceeds from shares issued (463,715 and 300,013 shares, respectively).....    5,666,425      3,287,697
    Net asset value of shares issued in distributions from net investment
      income (114,109 and 36,390 shares, respectively).........................    1,376,641        396,905
    Cost of shares redeemed (161,928 and 168,391 shares, respectively).........   (1,968,355)    (1,883,897)
										 -----------     ----------
	 Increase in net assets derived from capital
	   share transactions..................................................    5,074,711      1,800,705
										 -----------     ----------

	 Total increase in net assets..........................................    5,005,626      4,065,465
										 -----------     ----------

NET ASSETS, at the beginning of the year (including undistributed net
  investment income of $121,150 and $82,652, respectively).....................   15,815,683     11,750,218
										 -----------     ----------

NET ASSETS, at the end of the year (including undistributed net
  investment income of $208,066 and $121,150, respectively).....................  $20,821,309    $15,815,683
										 ------------     ----------
										 ----------- -    ----------




	 The accompanying notes to financial statements are an integral
			   part of these statements.

FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------
(For a share outstaning throughout the year)

				       Year Ended March 31,
				       --------------------
			      1997      1996      1995      1994 (1)
			      ----      ----      ----      ----
NET ASSET VALUE,
   BEGINNING OF YEAR         $12.35    $10.56    $10.04   $10.00
  INCOME FROM INVESTMENT
   OPERATIONS:
  Net investment income         .48       .36       .30      .06
  Net gains or (losses) on
   securities (realized
   and unrealized)              .44      1.77       .50     (.01)
			      -----     -----      -----    -----
    Total from investment
     operations                 .92      2.13       .80       .05
			      -----     -----      -----    -----

  LESS DISTRIBUTIONS:
  Dividends (from net
   investment income)          (.45)     (.34)     (.28)     (.01)
  Distributions (from
   capital gains)              (.55)      --         --       --
			      -----     -----      -----     ----

    Total distributions       (1.00)    (.34)      (.28)     (.01)
			     ------    ------     ------    -----

NET ASSET VALUE, END OF
   YEAR                      $12.27   $12.35     $10.56    $10.04
			      -----    ------     ------    -----
			      -----    ------     ------    -----

TOTAL RETURN                  7.83%    20.61%      8.13%      .53% (2)

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year
  (millions)                  $20.8    $15.8      $11.8      $5.8
Ratio of expenses to
  average net assets           0.90%(4) 1.38%(4)   1.73%     1.70%(3)
Ratio of net investment
  income to average net
  assets                       4.12%(4) 3.26%(4)   3.32%     2.53%(3)
Portfolio turnover rate       23.05%   68.85%     10.98%         0%
Average commission rate
  paid by the Fund on
  portfolio investment
  transactions (5)            $0.0467  $0.0472     N/A          N/A

(1) For the period from November 23, 1993 (date of initial public offering)
    through March 31, 1994.
(2) Not annualized
(3) Annualized
(4) Net of reimbursements  by  adviser.  Absent  reimbursement of expenses,
    the ratio of expenses to average net assets would have   been 1.18% and
    1.40%  for  the fiscal  years  ended  March 31, 1997 and March 31, 1996 respectively.  Also, the respective ratios  of net investment income to average net assets would have been 3.84% and 3.24%.
(5) Disclosure  of  this  rate  is  required by the Securities and Exchange
    Commission on a prospective basis beginning with the Fund's 1996 fiscal year end.

	  The accompanying notes to financial statements are an integral
			  part of these statements.



NOTES TO FINANCIAL STATEMENTS
March 31, 1997
-------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies --
	The Nicholas Equity Income Fund, Inc. (the "Fund")  is an open-end,
	diversified  management  investment  company  registered  under the
	Investment  Company Act of 1940, as amended.  The primary objective
	of the Fund is to produce reasonable income with moderate long-term
	growth  as  a  secondary  consideration.  To  achieve  its  primary
	objective, the Fund generally will have at least 65% of  its  total
	assets  invested  in  income-producing    equity  securities.   The
	following  is  a summary  of the significant accounting policies of
	the Fund:

	(a)  Each equity security is valued at the last sale price reported
	     by  the  principal  security  exchange  on  which the issue is
	     traded,  or  if  no  sale  is  reported, the latest bid price.
	     Market values of most debt  securities are based on valuations
	     provided by a pricing service, which determines valuations for
	     normal, institutional-size  trading  units of securities using
	     market information, transactions for comparable securities and
	     various  other  relationships  between  securities  which  are
	     generally recognized by  institutional traders.  Variable rate
	     demand  notes  are  valued  at  cost which approximates market
	     value. U.S. Treasury  Bills and commercial paper are stated at
	     market value with the resultant  difference  between    market
	     value  and  original purchase price being recorded as interest
	     income.  Investment transactions are  recorded  no  later than
	     the first business day after the trade date.  Cost amounts, as
	     reported  on  the schedule of investments and the statement of
	     assets  and  liabilities,  are the same for Federal income tax
	     purposes.

	(b) Net realized gains and losses on common stocks were computed on the basis of specific certificates.

	(c)  Provision has not been made for Federal income taxes or excise
	     taxes since the Fund has elected to be   taxed as a "regulated
	     investment  company"  and  intends to distribute substantially
	     all taxable income to  its  shareholders  and otherwise comply
	     with the provisions of the Internal Revenue Code applicable to
	     regulated investment companies.

	(d) Dividend income and distributions to shareholders are recorded on the ex-dividend date. Non-cash dividends, if any, are recorded at fair market value on date of distribution.

	(e)  The  preparation  of  financial statements in conformity  with
	     generally accepted accounting principles   requires management
	     to  make  estimates  and  assumptions that affect the reported
	     amounts of assets and liabilities and disclosure of contingent
	     assets  and  liabilities   at  the  date   of  the   financial
	     statements,  and the reported amounts of revenues and expenses
	     during the reporting period.  Actual results could differ from
	     the estimates.

(2) INVESTMENT ADVISOR AND MANAGEMENT AGREEMENT --
	The Fund has an agreement with Nicholas  Company, Inc.  (with  whom
	certain officers and directors of the Fund are affiliated) to serve
	as  investment  adviser  and  manager.  Under  the  terms  of   the
	agreement, a monthly fee is paid to the investment adviser based on
	approximately  1/17th  of 1%  (.70 of 1% on an annual basis) of the
	average net asset value up to and including $50 million, and 1/20th
	of 1% (.60 of 1% on an annual basis) of the average net asset value
	in excess  of  $50  million.  The adviser has decided to absorb all
	expenses of the fund in excess of 0.90% of net assets.  The adviser
	reimbursed $50,419 to the  Fund  which  represents  the expenses in
	excess of .90% (annualized) of net assets for the fiscal year ended
	March 31, 1997.  Also, the investment adviser may be reimbursed for
	clerical  and  administrative  services  rendered by its personnel.
	The  advisory  agreement  is  subject  to  an  annual review by the
	Directors of the Fund.

(3) NET UNREALIZED APPRECIATION --
	Aggregate gross unrealized appreciation  (depreciation) as of March
	31, 1997, based on investment cost for   Federal tax purposes is as
	follows:

	     Aggregate gross unrealized appreciation on investments ...........................   $2,519,899
	     Aggregate gross unrealized depreciation on investments ...........................     (489,688)
		  Net unrealized appreciation .................................................   $2,030,211

(4) INVESTMENT TRANSACTIONS --
	For the year ended March 31, 1997, the  cost  of  purchases and the
	proceeds  from  sales  of  investments,   other  than    short-term
	obligations, aggregated $6,622,775 and $3,914,185, respectively.



Report of Independent Public Accountants

To the Shareholders and Board of Directors of Nicholas Equity Income Fund, Inc.:

      We have audited the accompanying statement of assets and   liabilities
      of  NICHOLAS   EQUITY  INCOME  FUND,  INC. (a  Maryland  corporation),
      including  the schedule  of investments, as of March 31, 1997, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period  then ended and  the financial highlights for each of the periods presented.
      These  financial  statements   and  financial   highlights  are    the
      responsibility  of the Fund's management.  Our responsibility   is  to
      express  an    opinion   on  these  financial statements and financial
      highlights based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial  statements and  financial highlights are free of material misstatement.  An audit includes examining, on a  test  basis, evidence supporting the amounts and disclosures in the financial statements.  Our procedures  included
      confirmation  of   securities  owned   as  of  March  31,  1997,    by
      correspondence  with  the  custodian  and  brokers.     An audit  also
      includes  assessing  the  accounting  principles  used and significant estimates  made  by  management,  as  well  as  evaluating the overall financial statement presentation.  We  believe that our audits provide a reasonable basis for our opinion.

      In our  opinion,  the  financial  statements  and financial highlights
      referred to above present fairly, in  all  material  respects,     the
      financial  position  of  Nicholas Equity Income Fund, Inc. as of March
      31, 1997, and  the  results of its operations for the year then ended, the changes in its net assets for each of the two years in the  period then ended and the financial  highlights for the periods  presented in conformity with generally accepted accounting principles.


						 ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
April 25, 1995.


HISTORICAL RECORD (unaudited)
--------------------------------------------------------------------------

							  Net Investment                   Dollar         Growth of
						Net          Income       Capital Gain    Weighted       An Initial
					    Asset Value   Distributions  Distributions   Price/Earnings    $10,000
					    Per Share      Per Share       Per Share       Ratio (2)    Investment (3)
					    -----------   -------------  -------------   --------------  -------------
November 23, 1993 (1)......................    $10.00      $   --          $   --             --           $10,000
March 31, 1994.............................     10.04       .0133              --           14.4            10,053
March 31, 1995.............................     10.56       .2810              --           14.6            10,871
March 31, 1996.............................     12.35       .3370              --           16.8            13,111
March 31, 1997.............................     12.27       .4527 (4)       .5483 (4)       15.9            14,138

 (1) Date of Initial Public Offering.
 (2) Based on latest 12 months accomplished earnings  for
     common stock investments.
 (3) Assuming reinvestment of all distributions.
 (4) Paid $0.0952 in net investment income and $0.3998 in
     capital  gains  on April 30, 1996 to shareholders of
     record April 25, 1996.
     Paid $0.1030 in  net  investment  income on July 24,
     1996 to shareholders of record July 18, 1996.
     Paid $0.1170 in net investment income on October 23,
     1996 to shareholders of record October 17, 1996.
     Paid $0.1375  in  net  investment income and $0.1485
     in   capital  gains  on  December  31,  1996      to
     shareholders of record December 27, 1996.


Range in quarter end price/earnings ratios.

       High               Low
       ----               ---
  12/31/96  17.0     12/31/94  13.9

ANNUAL REPORT

  NICHOLAS
EQUITY INCOME
  FUND, INC.

Officers and Directors
ALBERT O. NICHOLAS
President and Director

ROBERT H. BOCK
Director

MELVIN L. SCHULTZ
Director

RICHARD SEAMAN
Director

DAVID L. JOHNSON
Executive Vice President

THOMAS J. SAEGER
Executive Vice President and Secretary

LYNN S. NICHOLAS
Senior Vice President

DAVID O. NICHOLAS
Senior Vice President

JEFFREY T. MAY
Senior Vice President and Treasurer

CANDACE L. LESAK
Vice President

TRACY C. EBERLEIN
Assistant Vice President

Investment Advisor
NICHOLAS COMPANY, INC.
Milwaukee
414-276-6133 or 800-227-5987

Custodian and Transfer Agent
FIRSTAR TRUST COMPANY
Milwaukee
414-276-0535 or 800-544-6547

Counsel
MICHAEL, BEST & FRIEDRICH
Milwaukee

Auditors
ARTHUR ANDERSEN LLP
Milwaukee

This report is submitted for the information of shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus.

700 North
Water Street
Milwaukee,
Wisconsin 53202

March 31, 1996